EXHIBIT 99.1

FOR RELEASE ON FEBRUARY 14, 2006

Media Contact:	Sandy Chapman
800.715.9435 x107
schapman@freebairn.com

IR Contact:	Greg Ton
800.813.9046
greg.ton@fatsinc.com

FIREARMS TRAINING SYSTEMS, INC. REPORTS FY06 THIRD QUARTER

REVENUE AND EARNINGS

ATLANTA—February 14, 2006—Firearms Training Systems, Inc. (OTC: FATS) today reported earnings for the third quarter of its fiscal year ending March 31, 2006.

Revenue for the third quarter was $16.6 million versus $21.5 million for the same period of the previous year. Operating income for the third quarter was $0.8 million versus $3.1 million for the third quarter of its 2005 fiscal year. Third quarter net loss applicable to common stockholders was ($0.1) million, or $0.00 per diluted share, compared with a net income of $1.1 million, or $0.02 per diluted share, for the same period of the previous year. The decline in revenue during the quarter is attributed to timing of new orders. International sales declined $4.9 million primarily due to the near completion of a large, long-term, percentage-of-completion contract in fiscal 2005.

Year-to-date revenue was $55.9 million versus $60.4 million for the same period of the previous year. Operating income for year-to-date was $4.2 million versus $7.3 million for the same period in fiscal 2005. Year-to-date net income applicable to common stockholders improved by $0.8 million to $1.0 million, or $0.01 per diluted share, compared with a net income of $0.2 million, or $0.00 per diluted share, for the same period of fiscal 2005. This improvement reflects lower debt costs and the elimination of mandatory preferred stock dividends associated with our prior Series B Preferred Stock.

Ronavan R. Mohling, the Company’s Chairman and Chief Executive Officer stated, “Even though the quarter’s revenue was less than expected, we feel good about continued momentum in new orders. We are very pleased that new bookings for the quarter were $29.0 million. Year-to-date new bookings are $63.4 million, an increase of 19% versus the same period last year. As a result of higher bookings, our backlog at the end of December was $66 million, an increase of $13.8 million from last year. New bookings from our long-time customers, including the UK Ministry of Defence, the New Zealand Army and the Australian Defence Force, demonstrate the continued strength of our strategic relationships. Our R&D commitments, operational improvements and quality initiatives remain on track.”

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FATS THIRD QUARTER /2

FATS, Inc., a subsidiary of Firearms Training Systems, Inc. (OTC: FATS), is a leading technology company providing fully-integrated, simulated training to professional military and law enforcement personnel. Utilizing quality engineered simulated weapons, FATS’ state-of-the-art virtual training solutions offer judgmental, tactical and combined arms experiences. The company serves U.S. and international customers from headquarters in Suwanee, Georgia, with branch offices in Australia, Canada, Netherlands and United Kingdom. The ISO-certified company celebrated its 20th anniversary in 2004. Visit www.fatsinc.com to learn more.

Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the Company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the Company, or its management, are intended to identify forward-looking statements. The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except for per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
		(Restated)		(Restated)
Revenue	$16,632	$21,521	$55,871	$60,361
Cost of revenue	11,176	14,080	37,152	39,710

Gross margin	5,456	7,441	18,719	20,651

Operating expenses:
Selling, general and administrative	3,572	3,437	10,983	10,692
Research and development	1,132	948	3,530	2,690

Total operating expenses	4,704	4,385	14,513	13,382

Operating income	752	3,056	4,206	7,269

Other income (expense), net
Interest expense on debt	(977)	(935)	(2,800)	(3,945)
Dividends on mandatorily redeemable preferred stock	—	—	—	(1,543)
Other, net	(48)	(274)	7	(676)

Total other income (expense)	(1,025)	(1,209)	(2,793)	(6,164)

Income (loss) before provision (benefit) for income taxes	(273)	1,847	1,413	1,105
Provision (benefit) for income taxes	(175)	711	418	905

Net income (loss)	$(98)	$1,136	$995	$200

Income (loss) per share
Basic income (loss) per share	$(0.00)	$0.02	$0.01	$0.00

Diluted income (loss) per share	$(0.00)	$0.02	$0.01	$0.00

Weighted average common shares outstanding – basic	75,976	70,313	75,958	70,313
Weighted average common shares outstanding – diluted	75,976	76,112	80,175	70,313

FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares authorized, issued and outstanding and per share value)

	December 31, 2005	March 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,031	$6,456
Restricted cash	2,960	3,209
Accounts receivable, net of allowance of $350	12,569	14,707
Costs and estimated earnings in excess of billings on incomplete contracts	10,006	9,937
Unbilled receivables	446	543
Inventories	12,923	12,565
Income taxes receivable	8	98
Deferred income taxes	385	412
Prepaid expenses and other current assets	2,129	1,813

Total current assets	42,457	49,740
Property and equipment, net	1,948	2,051

Other noncurrent assets:
Other	158	—
Deferred income taxes	1,023	989
Intangible assets, net	1,130	1,305

Total assets	$46,716	$54,085

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Long-term debt due within one year	$2,552	$4,584
Accounts payable	3,446	5,328
Accrued liabilities	3,852	6,760
Accrued interest	291	294
Income taxes payable	221	1,442
Billings in excess of cost and estimated earnings on incomplete contracts	2,973	3,000
Deferred revenue	1,074	3,200
Contract cost reserve	496	639
Warranty cost reserve	428	283

Total current liabilities	15,333	25,530

Long-term debt	26,665	24,469
Other noncurrent liabilities	438	562

Total liabilities	42,436	50,561

Commitments and contingencies

Preferred stock, 3,500 shares authorized; 3,203 shares issued and outstanding; liquidation value of $11,314 and $10,506	32,028	32,028

Stockholders’ deficit:
Class A common stock, $0.000006 par value; 100 million shares authorized, 75,994,502 and 75,945,337 shares issued and outstanding	—	—
Additional paid-in capital	128,000	127,980
Stock warrants	—	—
Accumulated deficit	(156,600)	(157,593)
Accumulated other comprehensive income	852	1,109

Total stockholders’ deficit	(27,748)	(28,504)

Total liabilities and stockholders’ deficit	$46,716	$54,085

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